EX-99.28(a)(1)(c)

Jacob Funds Inc.

Articles Supplementary
to
Articles of Incorporation

Jacob Funds Inc., a Maryland corporation having its principal office in the State of Maryland in Baltimore, Maryland (hereinafter called the “Corporation”) and registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, hereby certifies, in accordance with the requirements of Section 2-208 and/or 2-208.1 of the Maryland General Corporation Law (the “MGCL”), to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Corporation currently has the authority to issue a total of twenty billion (20,000,000,000) shares of capital stock, with a par value of one tenth of one cent ($0.001) per share, having an aggregate par value of twenty million dollars ($20,000,000), all of which shall be considered Common Stock.  The allocation of shares of Common Stock to each of three Series (as contemplated in Article SIXTH) is as follows:

Series Designation	Number of Shares of Common Stock (par value $0.001 per share) ________Allocated_______
Jacob Internet Fund	4,000,000,000
Jacob Small Cap Growth Fund	4,000,000,000
Jacob Wisdom Fund	4,000,000,000

Eight billion (8,000,000,000) shares of Common Stock of the Corporation remain unallocated and undesignated.

SECOND:  The Board of Directors of the Corporation has adopted: (1) a resolution classifying and allocating two billion (2,000,000,000) of the four billion (4,000,000,000) shares of the Corporation’s Common Stock previously classified and allocated to the Series of the Corporation designated as the “Jacob Small Cap Growth Fund,” all of which are unissued, to a new class of such Series designated as "Institutional Class” shares; and (2) a resolution classifying and allocating the remaining two billion (2,000,000,000) shares of the Corporation’s Common Stock previously classified and allocated to the Series of the Corporation designated as the “Jacob Small Cap Growth Fund,” to a new class of such Series designated as "Investor Class” shares, and allocating all of the issued and outstanding shares to such class.

THIRD:  The Board of Directors of the Corporation has adopted: (1) a resolution classifying and allocating four billion (4,000,000,000) shares of the Corporation’s unissued and unallocated Common Stock to a new Series designated as the "Jacob Micro Cap Growth Fund;" (2) a resolution further classifying and allocating two billion (2,000,000,000) shares of such newly created Series to a new class of such Series designated as "Institutional Class" shares; and (3) a resolution further classifying and allocating the remaining two billion (2,000,000,000) shares of such newly created Series to a new class of such Series designated as "Investor Class" shares.

FOURTH:  The Board of Directors of the Corporation has adopted a resolution further classifying and allocating all of the shares of the Corporation’s Common Stock previously classified and allocated to the Series of the Corporation designated as the “Jacob Internet Fund,” including all of the issued and outstanding shares of such Series, to a new class of such Series designated as "Investor Class” shares.

FIFTH:  The Board of Directors of the Corporation has adopted a resolution further classifying and allocating all of the shares of the Corporation’s Common Stock previously classified and allocated to the Series of the Corporation designated as the “Jacob Wisdom Fund,” including all of the issued and outstanding shares of such Series, to a new class of such Series designated as "Investor Class” shares.

THIRD:  Following the aforesaid classifications, allocations and designations, the total number of shares of Common Stock which the Corporation is authorized to issue is twenty billion (20,000,000,000) shares, with a par value of one tenth of one cent ($0.001) per share and an aggregate par value of twenty million dollars ($20,000,000).  The allocation of shares of Common Stock to each of the Series and classes of such Series is as follows:

Series/Class Designation	Number of Shares of Common Stock (par value $0.001 per share) ________Allocated_______
Jacob Internet Fund – Investor Class	4,000,000,000
Jacob Small Cap Growth Fund – Investor Class	2,000,000,000
Jacob Small Cap Growth Fund – Institutional Class	2,000,000,000
Jacob Wisdom Fund – Investor Class	4,000,000,000
Jacob Micro Cap Growth Fund – Investor Class	2,000,000,000
Jacob Micro Cap Growth Fund – Institutional Class	2,000,000,000

Four billion 4,000,000,000 shares of Common Stock of the Corporation remain unallocated or undesignated.

FOURTH:  The description of the shares, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption for the Series and classes described above shall be as set forth in ARTICLE SIXTH of the Articles of Incorporation of the Corporation.

FIFTH:  The aforesaid shares have been duly classified by the Board of Directors pursuant to authority contained in the Articles of Incorporation and, to the extent applicable, in accordance with Sections 2-105(c), 2-208 and/or 2-208.1 of the MGCL.

SIXTH:   These Articles Supplementary shall become effective on November 9, 2012.

IN WITNESS WHEREOF, Jacob Funds Inc. has caused these Articles Supplementary to be signed and acknowledged in its name and on its behalf by its Chairman, President and Chief Executive Officer and attested to by its Secretary on this 9th day of November, 2012; and its Chairman, President and Chief Executive Officer acknowledges that these Articles Supplementary are the act of Jacob Funds Inc., and he further acknowledges that, as to all matters or facts set forth herein which are required to be verified under oath, such matters and facts are true in all material respects to the best of his knowledge, information and belief, and that this statement is made under the penalties for perjury.

ATTEST:
                        Jacob Funds Inc.

By:        /s/ Francis J. Alexander______                                                                    By:        /s/ Ryan I. Jacob__________________
Francis J. Alexander, Secretary                                                                           Ryan I. Jacob, Chairman, President and
                Chief Executive Officer

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